Exhibit 23.05

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 17, 2000 on the financial statements of Kenmar Global Trust as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997 and our report dated December 6, 1999 on the statement of financial condition of Kenmar Advisory Corp. as of September 30, 1999, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.

/S/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland
September  20, 2000